LIMITED POWER OF ATTORNEY
SALVADOR O. GUTIERREZ

The undersigned hereby constitutes and appoints Gwendolyn A. Williamson, of Perkins Coie LLP, 700 13th Street N.W. Washington, D.C. 20005, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file one or more of Form 3, Form 4 and/or Form 5, and any amendments thereto, as required under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, with respect to the reporting on the undersigned's beneficial ownership of securities of Venture Lending & Leasing VIII, Inc. (the "Fund"), granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute of him, may lawfully do or cause to be done by virtue hereof.

In witness, by signing this instrument I affirm all that is written above.
Dated: January 12, 2016

/s/ Salvador O. Gutierrez
Salvador O. Gutierrez

Signed in the presence of:
/s/ Deborah Hernandez
 Witness
/s/ Julie Fox
 Witness

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California
 County of San Mateo
Subscribed and sworn to (or affirmed) before me on this 12th day of January, 2016, by Salvador O. Gutierrez proved to me on the basis of satisfactory evidence to be the person who appeared before me.

LYNDA COLLETTA
Commission # 2125826
Notary Public - California

(Seal)	/s/ Lynda Colletta
Notary Public, State of California, Santa Clara County
My commission expires October 1, 2019.